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    			                                Exhibit 21


Subsidiaries of Registrant




                                            State of              Percentage
                                            Jurisdiction          of Voting
                                                of                Securities
Company                                     Organization            Owned
Southeast Real Estate Resources
  Corporation                                 Florida                100%
Southeast Power Corporation                   Florida                100%
7-1-99 Corp. (inactive)                       Florida                100%
Mamba Engineering Company, Inc. (inactive)    Florida                100%
St. Cloud Mining Company                      Florida                100%
Florida Transport Corporation                 Florida                100%
Steeple Rock Mining Company (inactive)        Florida                100%
The Goldfield Consolidated Mines
  Company (inactive)                          Florida                100%
  Subsidiaries of The Goldfield
    Consolidated Mines Company
    Detrital Valley Salt Corporation
    (inactive)                                Florida                100%
    The Lordsburg Mining Company              Florida                100%
Riomar of Brevard, Inc.                       Florida                100%
Country Club Point of Brevard, Inc.           Florida                100%
Cape Club of Brevard, Inc.                    Florida                100%

All of the above subsidiaries are included in the consolidated financial statements of the Company at December 31, 2000.
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